Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), which is effective as of this            day of March 2006, is entered into by and between Michael J. Cyrus (the “Executive”) and Cinergy Corp. and its subsidiaries and affiliates (collectively, “Cinergy”), with the mutual exchange of promises as consideration (collectively, the “Parties”).

Recitals

A.                                   WHEREAS, the Parties have agreed to the termination of the Executive’s employment following the consummation of the merger contemplated by the Agreement and Plan of Merger by and among Duke Energy Corporation, Cinergy Corp., Deer Holding Corp., Deer Acquisition Corp. and Cougar Acquisition Corp., dated as of May 8, 2005, as amended; and

B.                                     WHEREAS, Cinergy would like to engage the Executive to provide certain consulting services to the publicly traded entity surviving the Merger and/or its subsidiaries and affiliates as well as any successors thereto (collectively, “Duke”).

C.                                     NOW, THEREFORE, Cinergy and the Executive enter into the following Agreement:

Agreement

1.                                       Consulting Arrangement.  The Executive agrees to serve as a consultant to Duke for the period beginning on the date the Executive’s employment is terminated and ending on December 31, 2006 (the “Consulting Period”).  The consulting services to be provided by the Executive during the Consulting Period will consist of consultation with, and advice to, the officers and managerial employees of Duke, as requested by Paul H. Barry (or his/her successor), on matters relating to Cinergy’s business affairs about which the Executive has historical knowledge and experience.  When requested by Duke, the Executive will perform the consulting services at reasonable times, as determined by mutual agreement between Duke and the Executive; provided, however, that in no event will the Executive be required, pursuant to this Agreement, to provide more than 80 hours of consulting services to Duke in any calendar month without his/her consent.  With respect to the Consulting Period, the Executive will receive (i) a $151,000 retainer for consulting services in a lump sum as soon as reasonably practicable after the later of the date the Executive’s employment is terminated or the date this Agreement becomes effective pursuant to Section 4 hereof, and (ii) a monthly consulting fee of $27,775 for consulting services performed during such period.  If the Executive devotes more than 640 hours during the Consulting Period to the performance of consulting services pursuant to this Agreement, then the Company shall pay to the Executive an additional consulting fee at a rate of $320 per hour for each hour of consulting services in excess of 640 hours.  All of the consulting services to be provided by the Executive will be performed as an independent contractor, and the

Executive will not have any authority to act as an agent or representative of Duke, except to the extent expressly authorized in writing by Duke.  The Executive will perform his/her consulting services to the best of his/her abilities.  The Executive will be reimbursed for all reasonable expenses authorized by Duke and incurred by the Executive in connection with the provision of consulting services pursuant to this Agreement.  Nothing in this Agreement will prohibit the Executive from seeking or accepting other employment, engaging in any other consulting services, or participating in any other endeavor for profit, as he/she deems appropriate; provided, however, that in so doing, he/she does not breach any of his/her other obligations under this Agreement; further, provided, however, that in the event the Executive becomes employed by another employer prior to the expiration of the Consulting Period, Duke, in its sole discretion, may terminate this Agreement.

2.                                       Nondisclosure of Confidential Information.  The Executive acknowledges that the information, observations and data obtained by him/her during the Consulting Period concerning the business or affairs of Duke or any predecessor thereof (unless and except to the extent the foregoing become generally known to and available for use by the public other than as a result of the Executive’s acts or omissions to act) (hereinafter defined as “Confidential Information”) are the property of Duke and he/she is required to hold in a fiduciary capacity all Confidential Information obtained by him/her during the Consulting Period for the benefit of Duke.  The Executive’s obligations under this Agreement are in addition to, and not in limitation of or preemption of, all other obligations of confidentiality which the Executive may have to Duke or its predecessors under general legal or equitable principles, and federal, state or local law.

3.                                       Governing Law.  This Agreement shall be interpreted, enforced and governed under the laws of the State of Ohio, without regard to any applicable state’s choice of law provisions.

4.                                       Effective Date.  The Parties acknowledge and agree that this Agreement shall not become effective unless and until it is approved by the Compensation Committee of the Board of Directors of Cinergy Corp.  Notwithstanding anything in this Agreement to the contrary, this Agreement shall be null and void and of no force or effect in the event the Executive does not execute any waiver and release the Executive may be required to execute (a) in connection with the agreement by and between Executive and Cinergy dated December 27, 2005 regarding the acceleration of certain payments, and/or (b) in order to receive severance benefits under the Employment Agreement by and between the Executive and Cinergy dated September 12, 2002, as amended.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, effective as of the date first written above.

CINERGY		EXECUTIVE

By:
	James E. Rogers	Michael J. Cyrus
Chief Executive Officer of Cinergy
Corp. and Cinergy Services, Inc.